EXHIBIT 10.a

WORLD
FUEL
SERVICES
CORPORATION

May 11, 1999

Mr. Jerrold Blair
700 South Royal Poinciana Boulevard
Suite 800
Miami Springs, Florida 33166

      Re: Employment Agreement Between Jerrold Blair and World Fuel Services Corporation (the "Company") dated March 31, 1996, as amended

Dear Jerry:

As approved by the Compensation Committee of the Board of Directors, at its meeting of March 24, 1999, this letter is intended to extend and amend the above-referenced employment agreement (the "Agreement"). Unless otherwise defined in this letter, all capitalized terms used herein will have the meanings assigned to them in the Agreement. According to the terms of the current Agreement, the Company has now agreed to employ you until March 31, 2002. The Company has agreed to extend your employment from March 31, 2002 through March 31, 2004 (the "Extension") and in consideration for such extension, you have agreed to cap the amount of the Bonus payable to you under the Agreement. In this regard, for good and valuable consideration, we have agreed as follows:

      1. The Company agrees to extend the term of Executive's employment with the Company for two additional years so that it now expires on March 31, 2004.

      2. During the Extension, your Base Salary shall be $500,000 per year, and your Bonus shall be equal to five percent (5%) of the net pre-tax profit of the Company in excess of $7,000,000; provided, however, that the Bonus shall not exceed 150% of your Base Salary. Prior to the Extension, your Base Salary and Bonus shall remain at the rates set forth in the Agreement prior to this Amendment.

      3. The following paragraph is added as new Section 2.4 of the Agreement:

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       2.4   STOCK OPTIONS. Executive will be eligible to receive annual grants of stock options as determined by the Compensation Committee of the Board of Directors of the Company. The grant of such stock options shall not exceed the maximum number of shares permitted under the applicable stock option plan, and will be based on the Executive's performance, the Company's performance and the availability of shares. Any options granted to Executive hereunder, and any options granted to Executive prior to the date hereof, shall upon the occurrence of a Change of Control (as defined in the Agreement) immediately vest and become exercisable, notwithstanding anything to the contrary contained in Exhibit "A" to the Agreement or in the applicable stock option agreement or stock option plan.

The terms of this amendment shall supersede any contrary terms set forth in the Agreement. Except for the modifications of the Agreement set forth above, all of the terms, provisions and conditions set forth in the Agreement, including without limitation the Covenant Against Unfair Competition set forth in Section 6 of the Agreement, shall remain in full force and effect. If the foregoing correctly sets forth our agreement, please sign this letter on the line provided below whereupon this letter shall constitute a binding agreement between you and the Company.

Sincerely yours,

/s/ JOHN R. BENBOW
---------------------------------
John R. Benbow
Chairman of the Compensation Committee

AGREED AND ACCEPTED:

/s/ JERROLD BLAIR
---------------------------------
Jerrold Blair